Exhibit 99.1

Tesco Corporation Reports Earnings for Q2 2007

and Announces Tubular Services Acquisitions

For Immediate Release

Trading Symbol:

“TESO” on NASDAQ

“TEO” on TSX

August 2, 2007

Houston, Texas—Tesco Corporation (“TESCO” or the “Company”) today reported net income for the quarter ended June 30, 2007 of $3.9 million, or $0.10 per diluted share. This compares to net income of $2.6 million, or $0.07 per diluted share, for the second quarter of 2006, and net income of $11.0 million or $0.30 per diluted share for the first quarter of 2007. Revenue was $109.8 million for the quarterly period ended June 30, 2007 compared to revenue of $86.8 million for the comparable period in 2006 and $114.3 million in the first quarter of 2007.

The Company also announced the acquisition of two tubular services businesses. The Company completed the acquisition of Lightning Casing, Inc. of Parachute, Colorado for a purchase price of $12.0 million on July 31, 2007. In addition, the Company completed the acquisition of Hill’s Casing Service Ltd. of Grande Prairie, Alberta for a purchase price of $5.7 million on August 2, 2007. Please see the section labeled “Acquisitions” below for more commentary on these two acquisitions.

Summary of Results

(in millions of U.S. $, except per share amounts and percentages)

U.S. GAAP—Unaudited

	Quarter 2		Quarter 1	Six Months Ended
	2007	2006	2007	6/30/2007	6/30/2006
Revenues	$109.8	$86.8	$114.3	$224.1	$170.4

Operating Income	7.6	12.7	19.0	26.6	27.0

Net Income	3.9	2.6	11.0	14.9	11.6

EPS (diluted)	$0.10	$0.07	$0.30	$0.40	$0.32

Adjusted EBITDA* (as defined)	$15.6	$15.7	$26.6	$42.2	$36.0

*	See explanation of Non-GAAP measure below

Commentary

Julio Quintana, TESCO’s Chief Executive Officer, commented “Our second quarter results were disappointing compared to the record earnings we reported last quarter. A number of unfavorable factors contributed to these lower results. In our Top Drive segment, manufacturing production was temporarily reduced due to disruptions caused by the installation of a new planning system at our Calgary manufacturing plant which resulted in lower Top Drive unit sales. Also, we experienced a decline in Top Drive rental margins outside of North America due to start up expenses related to new contracts in certain international markets as well as a higher number of rental units undergoing routine maintenance. In our Casing Services segment, margins declined due in part to competitive pressures affecting our cost base including higher labor and employee benefit costs as well as the continuing ramp up of resources for our CASING DRILLING® business and the expansion of our tubular services business. Also, the increase in the Canadian dollar versus the U.S. dollar impacted earnings; we manufacture our Top Drive units in Canada. Going forward, we believe that the business and market fundamentals which have driven TESCO’s growth remain solid. The rental Top Drive market in the U.S. is stronger than we anticipated earlier this year. This factor combined with our reentry into the Mexican market has caused us to alter our strategy such that we plan on increasing the size of our rental fleet by year end. We remain firmly committed to growing the Casing Services segment as evidenced by the acquisition of the two tubular services businesses mentioned above. We believe these acquisitions will benefit both our tubular services and CASING DRILLING® offerings.”

Segment Information

(in millions of U.S. $)

Unaudited

	Quarter 2		Quarter 1	Six Months Ended
	2007	2006	2007	6/30/2007	6/30/2006
Revenues:
Top Drives:
Sales and aftermarket	$44.0	$23.0	$45.7	$89.7	$45.5
Rental	25.2	24.3	27.0	52.2	48.5

	69.2	47.3	72.7	141.9	94.0
Casing Services:	40.6	39.5	41.6	82.2	76.4

Total Revenues	$109.8	$86.8	$114.3	$224.1	$170.4

Operating Income:
Top Drives	$14.8	$13.5	$22.8	$37.6	$25.1
Casing Services	3.4	5.6	7.6	10.9	14.4
Research and Engineering	(2.3)	(1.2)	(2.6)	(5.0)	(2.6)
Corporate/Unallocated	(8.3)	(5.2)	(8.8)	(16.9)	(9.9)

Total Operating Income	$7.6	$12.7	$19.0	$26.6	$27.0

Financial and Operating Highlights

Top Drives Segment

•

Top Drive sales for Q2 2007 were 31 units (27 new and 4 from the rental fleet). This compares to 37 units sold in Q1 2007 (32 new and 5 used) and 18 units sold in Q2 2006 (16 new and 2 used). As previously mentioned, the installation of a new manufacturing planning system during the second quarter disrupted our manufacturing schedule, resulting in fewer new Top Drive unit sales in the second quarter. We believe we have worked through the problems with the new system and by the end of June production of Top Drive units was back on schedule.

•

At June 30, 2007, Top Drive backlog amounted to 41 units versus 47 units at March 31, 2007. In addition to the 41 new units in backlog, we have firm orders for another 4 units to be sold from our rental fleet. The composition of our backlog has changed with more of the backlog now comprised of international orders for our higher horsepower, larger units.

•

Operating days for the Top Drive rental fleet decreased to 5,341 days in Q2 2007 compared to 5,590 operating days for Q1 2007 and 5,916 operating days for Q2 2006. The decrease in operating days in Q2 2007 compared to Q1 2007 was primarily due to the sale of nine rental units during the first six months of 2007 and a higher number of rental units that required refurbishment and recertification.

•

Our operating rental fleet today stands at 103 units, net of rental units committed for sale, down from 109 units at the end of March, a reflection of the sale of units from the rental fleet during the second quarter. The Company has secured new contracts to provide Top Drive rental services for Pemex and another operator in Mexico beginning in July 2007. We have moved four units into Mexico thus far and the contracts provide the potential for seven more units to be added in the future.

•

Our Top Drive margins decreased $8.0 million in Q2 2007 compared to Q1 2007. In addition to the fewer number of units sold, margins were also negatively impacted by increased manufacturing costs due to the strengthening of the Canadian dollar, an increase in the number of rental units that required refurbishment and recertification during Q2 2007 and start-up costs in international markets related to new contracts (see below).

Casing Services Segment

•

Revenues in our Casing Services segment declined sequentially in Q2 2007 from Q1 2007, mainly related to lower project activity associated with CASING DRILLING®. Revenues associated with tubular services were essentially flat quarter to quarter. However, we are pleased to report that the Company’s proprietary casing running business reported another record quarter for both revenues and the number of proprietary casing running jobs (399 jobs in Q2 compared to 331 in Q1).

•

Margins in our Casing Services segment decreased $4.2 million in Q2 2007 compared to Q1 2007 primarily driven by increased labor costs in our tubular services business resulting from competitive pressures in the industry and costs associated with the build-up of resources to deliver CASING DRILLING® throughout the world. While we have taken measures to address the cost structure in our tubular services business, it is important to note that high industry activity levels in the U.S. have increased the competition for field personnel, which has impacted our cost structure.

•

The Company has recently been awarded significant multi-rig onshore and offshore contracts in Indonesia and Mexico to provide both conventional and proprietary casing running services. We believe this is an important development in expanding our tubular services business outside of North America where we have traditionally been focused.

•

Although activity and revenues for our CASING DRILLING® technology dipped in Q2, TESCO has secured some important contracts with major E & P operators that are scheduled to commence in the second half of 2007. These projects include the application of our proprietary retrievable CASING DRILLING® technology in the Piceance basin of the Rockies on multiple rigs in addition to multi-well contracts in Argentina and Brazil. The contract in Argentina represents an integrated offering across all of TESCO’s major product lines including CASING DRILLING®, tubular services and Top Drives. We believe these major projects represent an upward momentum shift in CASING DRILLING®.

Financial Review

•

At quarter end cash and cash equivalents decreased from $17.1 million to $7.5 million while debt increased from $30.0 million at March 31, 2006 to $39.0 million at June 30, 2007. This represents a net debt to book capitalization of 10%[1]. The increase in debt levels and decrease in cash balances is mainly the result of corporate income tax payments made as well as the payment of annual insurance premiums in Q2 2007. As previously disclosed on Form 8-K on June 7, 2007, the Company entered into an amended and restated credit agreement. Most significantly, the amended and revised agreement expanded the amount of borrowing capacity under the revolving credit facility from $50 million to $100 million.

•

Total capital expenditures in Q2 2007 were $13.5 million and $23.2 million for the first six months of 2007. We have budgeted capital expenditures in 2007 of approximately $50 million, although this amount may increase as capital is added for new projects.

•

Selling, General and Administrative (SG&A) costs for Q2 2007 amounted to $12.3 million, compared to $11.1 million for Q1 2007. The increase relates primarily to additional selling expenses associated with our Casing Services segment and additional amounts accrued for bad debt expense.

•	Research and Engineering (R&E) costs for Q2 2007 amounted to $2.3 million which compares to $1.2 million for Q2 2006. This increase was due to increased R&E activities related to field

[1]	This ratio is calculated by dividing financial debt, less cash by the sum of financial debt, net of cash plus shareholders’ equity.

trials of our tubular services and CASING DRILLING® technologies and the development of a new generation of Top Drive units which were introduced to the market during Q2 2007. The Company estimates R&E spending in 2007 will approximately double over 2006 levels primarily to further expand our commercialization and enhancement of existing proprietary technologies in Casing Services and CASING DRILLING®.

Acquisitions

As a continuation of the TESCO’s successful strategy to expand our Casing Services “footprint,” the Company recently completed the acquisition of two separate regional tubular services and casing running businesses. These acquisitions will provide established regional bases to introduce TESCO’s proprietary casing running and CASING DRILLING® technologies by leveraging the acquired companies’ strong reputations and operating experience in key markets. Both of these acquisitions provide TESCO with a platform in markets that we believe have excellent growth potential where historically we have not had a local presence. These acquisitions were:

•

Lightning Casing, Inc. (Lightning) based in Parachute, Colorado, for a purchase price of $12.0 million. Lightning provides conventional casing running and tubular services in the Rockies. We believe the region served by Lightning, including the Piceance basin, is characterized by drilling and well bore conditions that will benefit from our proprietary Casing Drive System™ for casing running as well as further opportunities to expand our CASING DRILLING® offering.

•

Hill’s Casing Service Ltd. (Hill’s) of Grande Prairie, Alberta for a purchase price of $6.0 million Canadian (or approximately $5.7 million U.S.). Hill’s provides conventional casing running and tubular services in the northwest Alberta and northeast British Columbia regions, areas that are well suited for TESCO’s proprietary Casing Drive System™.

Mr. Quintana commented further, “Both of these casing running acquisitions provide TESCO with a platform in markets that we believe have excellent growth potential where historically we have not had a local presence. In late 2005, we completed two similar casing running acquisitions in other new markets that have been significant contributors to our growth in revenue and earnings. We likewise expect both of these acquisitions to be accretive to earnings in 2007.”

Material Weaknesses Previously Disclosed

As discussed in our 2006 Annual Report on Form 10-K, we did not maintain effective controls as of December 31, 2006, involving (1) the corporate financial reporting organization’s monitoring and oversight role of the Company’s U.S. Casing Services Business Unit, and (2) the overall financial reporting of our U.S. Casing Services Business Unit, including the complement of personnel, review and approval of manual journal entries, timely reconciliations of databases and bank account reconciliations and the existence, accuracy and completeness of fixed asset records. The remedial actions implemented in the first half of 2007 related to these material weaknesses will be described in Quarterly Report (Form 10-Q) filed with the SEC later this month.

Conference Call

The Company will conduct a conference call to discuss its results for the second quarter of 2007 tomorrow (Friday, August 3, 2007) at 10:00 a.m. CDT. Individuals who wish to participate in the conference call should dial US/Canada (866) 433-0163 or International (706) 679-3976 approximately ten minutes prior to the scheduled start of the call. The conference ID for this call is 10971327. The conference call will also be webcast live and available for replay at the Company’s web site, www.tescocorp.com. Listeners may access the call through the “Conference Calls” link in the Investor Relations section of the site. The conference call and all questions and answers will be recorded and made available until September 30, 2007. To listen to the recording, call (800) 642-1687 or (706) 645-9291 and enter conference ID 10971327.

Tesco Corporation is a global leader in the design, manufacture and service of technology based solutions for the upstream energy industry. The Company’s strategy is to change the way people drill wells by delivering safer and more efficient solutions that add real value by reducing the costs of drilling for and producing oil and gas.

For further information please contact:

Julio Quintana (713) 359-7000

Anthony Tripodo (713) 359-7000

Tesco Corporation

Non-GAAP Measures—Adjusted EBITDA (as defined below)

	Quarter 2		Quarter 1	Six Months Ended
(in millions of U.S. $)	2007	2006	2007	6/30/2007	6/30/2006
Net Income	$3.9	$2.6	$11.0	$14.9	$11.6
Income Taxes	2.7	4.7	7.2	9.9	9.9
Depreciation and Amortization	6.7	5.5	6.2	12.9	10.7
Net Interest expense	0.8	1.1	0.5	1.3	1.5
Stock Compensation Expense- non-cash	1.5	1.8	1.7	3.2	2.5
Cumulative Change in accounting method	—	—	—	—	(0.2)
Adjusted EBITDA	$15.6	$15.7	$26.6	$42.2	$36.0

Our management evaluates Company performance based on non-GAAP measures, of which a primary performance measure is EBITDA. EBITDA consists of earnings (net income or loss) available to common stockholders before interest expense, income tax expense, non-cash stock compensation, non-cash impairments, depreciation and amortization and other non-cash items. This measure may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. They should not be considered in isolation or as substitutes for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

We believe EBITDA is useful to an investor in evaluating our operating performance because:

•

it is widely used by investors in our industry to measure a company’s operating performance without regard to items such as net interest expense, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, financing methods, capital structure and the method by which assets were acquired;

•

it helps investors more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest) and asset base (primarily depreciation and amortization) and actions that do not affect liquidity (stock compensation expense) from our operating results; and

•

it helps investors identify items that are within our operational control. Depreciation and amortization charges, while a component of operating income, are fixed at the time of the asset purchase in accordance with the depreciable lives of the related asset and as such are not a directly controllable period operating charge.

Our management uses EBITDA:

•

as a measure of operating performance because it assists us in comparing our performance on a consistent basis as it removes the impact of our capital structure and asset base from our operating results;

•	as one method we use to evaluate potential acquisitions;

•	in presentations to our Board of Directors to enable them to have the same consistent measurement basis of operating performance used by management;

•	to assess compliance with financial ratios and covenants included in our credit agreements; and

•	in communications with investors, analysts, lenders, and others concerning our financial performance.

Caution Regarding Forward-Looking Information; Risk Factors

This press release contains forward-looking statements within the meaning of Canadian and United States securities laws, including the United States Private Securities Litigation Reform Act of 1995. From time to time, our public filings, press releases and other communications (such as conference calls and presentations) will contain forward-looking statements. Forward-looking information is often, but not always identified by the use of words such as “anticipate”, “believe”, “expect”, “plan”, “intend”, “forecast”, “target”, “project”, “may”, “will”, “should”, “could”, “estimate”, “predict” or similar words suggesting future outcomes or language suggesting an outlook. Forward-looking statements in this press release include, but are not limited to, statements with respect to expectations of our prospects, future revenues, earnings, activities and technical results.

Forward-looking statements and information are based on current beliefs as well as assumptions made by, and information currently available to, us concerning anticipated financial performance, business prospects, strategies and regulatory developments. Although management considers these assumptions to be reasonable based on information currently available to it, they may prove to be incorrect. The forward-looking statements in this press release are made as of the date it was issued and we do not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, and risks that outcomes implied by forward-looking statements will not be achieved. We caution readers not to place undue reliance on these statements as a number of important factors could cause the actual results to differ materially from the beliefs, plans, objectives, expectations and anticipations, estimates and intentions expressed in such forward-looking statements.

These risks and uncertainties include, but are not limited to, the impact of changes in oil and natural gas prices and worldwide and domestic economic conditions on drilling activity and demand for and pricing of our products and services, other risks inherent in the drilling services industry (e.g. operational risks, potential delays or changes in customers’ exploration or development projects or capital expenditures, the uncertainty of estimates and projections relating to levels of rental activities, uncertainty of estimates and projections of costs and expenses, risks in conducting foreign operations, the consolidation of our customers, and intense competition in our industry), and risks associated with our intellectual property and with the performance of our technology. These risks and uncertainties may cause our actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. When relying on our forward-looking statements to make decisions, investors and others should carefully consider the foregoing factors and other uncertainties and potential events.

Copies of our Canadian public filings are available at www.tescocorp.com and on SEDAR at www.sedar.com. Our U.S. public filings are available at www.sec.gov and at www.tescocorp.com.

The risks included here are not exhaustive. Refer to “Part I, Item 1A – Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2006, for further discussion regarding our exposure to risks. Additionally, new risk factors emerge from time to time and it is not possible for us to predict all such factors, nor to assess the impact such factors might have on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

TESCO CORPORATION

(Millions of U.S. Dollars, except share and per share information)

COMPARATIVE CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2007	2006	2007	2006
	(unaudited)
REVENUE	$109.8	$86.8	$224.1	$170.4

OPERATING EXPENSES
Cost of Sales and Services	87.6	65.6	169.1	126.1
Selling, General and Administrative	12.3	7.3	23.4	14.7
Research and Engineering	2.3	1.2	5.0	2.6

	102.2	74.1	197.5	143.4

OPERATING INCOME	7.6	12.7	26.6	27.0
Interest Expense, net	0.8	1.1	1.3	1.5
Other (Income) Expense, net	0.2	4.3	0.5	4.2

INCOME BEFORE INCOME TAXES	6.5	7.3	24.8	21.3
Income taxes	2.6	4.7	9.9	9.9

NET INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	3.9	2.6	14.9	11.4
Cumulative Effect of Accounting Change, net	—	—	—	0.2

NET INCOME	$3.9	$2.6	$14.9	$11.6

Earnings per share:
Basic	$0.11	$0.07	$0.41	$0.33
Diluted	$0.10	$0.07	$0.40	$0.32
Weighted average number of shares:
Basic	36,625,529	35,812,458	36,379,771	35,722,465
Diluted	37,569,250	36,684,647	37,252,271	36,604,835

COMPARATIVE CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2007	December 31, 2006
	(unaudited)
ASSETS
Cash and Cash Equivalents	$7.5	$14.9
Accounts Receivables, net	79.6	80.4
Inventories	94.8	85.4
Other Current Assets	27.4	18.2

Current Assets	209.3	198.9
Property, Plant and Equipment, net	143.7	132.3
Goodwill	17.2	16.6
Other Assets	24.5	24.4

	$394.7	$372.2

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Maturities of Long Term Debt	$10.0	$10.0
Accounts Payable	26.3	27.8
Accrued and Other Current Liabilities	39.4	49.3

Current Liabilities	75.7	87.1
Long Term Debt	29.0	34.5
Deferred Income Taxes	13.8	11.2
Shareholders’ Equity	276.2	239.4

	$394.7	$372.2